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                                                     EXHIBIT 10.21


                                   NAC RE CORP.

                1997 STOCK RETAINER PLAN FOR NONEMPLOYEE DIRECTORS

     1. Purpose. The NAC Re Corp. Stock Retainer Plan for Nonemployee Directors (the "Plan") is intended (i) to further align the identity of interests of the directors of NAC Re Corp. (the "Company") who are neither officers nor employees of the Company or its subsidiaries ("Nonemployee Directors") with the interests of the Company's shareholders, and (ii) to attract and retain services of the most highly qualified individuals to serve as Nonemployee Directors of the Company.

     2. Participants. All Nonemployee Directors are eligible to participate in the Plan and each such director will participate as described in Section 4 hereof

     3. Common Stock Available under the Plan. The aggregate number of shares of common stock, $.10 par value per share of the Company ("Common Stock"), that may be issued under this Plan shall be 50,000 shares of Common Stock, which may be authorized and unissued shares or treasury shares, subject to any adjustments made in accordance with Section 5 hereof. If any shares of Common Stock issued pursuant to a Stock Retainer (as defined below) shall, after issuance, be reacquired by the Company for any reason, such shares may again be issued pursuant to the Plan.

     4.   Stock Retainer.

     (a) Except as provided herein, from and after the Effective Date (as defined in Section 9 hereof), on June 30, September 30, December 31 and March 31 of each fiscal year (each, a "Payment Date"), each person serving as a Nonemployee Director on such Payment Date will, for service as such, be issued a number of shares of Common Stock ("Stock Retainer") equal to one-quarter (1/4) of the quotient obtained by dividing (i) seventy-five percent (75%) of the annual retainer (the "Retainer Amount") by (ii) the average of the closing prices, as reported on the New York Stock Exchange Composite Tape, of Common Stock for the twenty consecutive trading days beginning and including June 1 of such fiscal year (but if June 1 shall not be a trading day, then the first trading day following June 1). To the extent that such calculation does not result in a whole number of shares, the fractional share shall be rounded upwards to the next whole number so that no fractional shares shall be issued.

     (b) In the event that a Stock Retainer is to be paid on a Payment Date to a Nonemployee Director who shall have commenced service as a Nonemployee Director subsequent to the immediately preceding Payment Date, the Stock Retainer shall be adjusted to reflect the percentage of the quarter during which such Nonemployee Director served as such.

     (c) In the event a Nonemployee Director shall cease to serve as a director of the Company between Payment Dates, such person shall receive a Stock Retainer equal to the Stock Retainer that would otherwise have been paid on the immediately following Payment Date had such person continued to serve, adjusted to reflect the percentage of the quarter during which such person served as a Nonemployee Director, and such Stock Retainer shall be paid as soon as practicable following the date the Nonemployee Director ceases to serve as a director of the Company.

     (d) The stock certificate representing the Stock Retainer shall be delivered to each Nonemployee Director as soon as practicable following each Payment Date. After the delivery of the shares, each Nonemployee Director shall have the rights of a shareholder with respect to such shares




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(including the right to vote such shares and the right to receive all dividends paid with respect to such shares); provided, however, shares of Common Stock received pursuant to a Stock Retainer in respect of a Payment Date may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of until at least six months and one day after such Payment Date.

     (e) Notwithstanding the foregoing, no Stock Retainer will be issued to a Nonemployee
Director who is removed for cause.

     5.   Adjustment Provisions.

     (a) In the event that any reclassification, split-up or consolidation of the Common Stock shall be effected, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or for shares of the stock or other securities or property of any other corporation or person, or a record date for determination of holders of Common Stock entitled to receive a dividend payable in Common Stock shall occur, (i) the number and class of shares that may be issued pursuant to Stock Retainers thereafter paid, and (ii) the. number and class of shares that have not been issued under effective Stock Retainers, shall in each case be equitably adjusted as determined by the Board of Directors.

     (b) In the event that any spin-off or other distribution of assets of the Company to its shareholders shall occur, the number and class of shares that may be issued pursuant to Stock Retainers thereafter paid shall be equitably adjusted as determined by the Board of Directors.

     6.   General Provisions.

     (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue to serve as a Director of the Company.

     (b) No shares of Common Stock shall be issued pursuant to a Stock Retainer unless and until all legal requirements applicable to the issuance of such shares have been complied with in the opinion of counsel to the Company. In connection with any such issuance, the person acquiring the shares shall, if requested by the Company, give assurances, satisfactory to counsel to the Company, in respect of such matters as the Company may deem desirable to assure compliance with all applicable legal requirements.

     (c) No person (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan or subject to any Stock Retainer except as to such shares of Common Stock, if any, as shall have been issued to him.

     (d) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to Nonemployee Directors that the Company now has or may hereafter put into effect.







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     (e)  It shall be a condition to the obligation of the Company to issue shares of Common Stock hereunder, that the participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company shall have no obligation to issue, and the participant shall have no right to receive, shares of Common Stock.

     7.   Duration, Amendments and Termination.

     (a) No Stock Retainers shall be paid under this Plan with respect to any period beginning after June 1, 2001. The Board of Directors may amend or suspend the Plan from time to time or terminate the Plan at any time.

     (b) No amendment, suspension or termination of this Plan shall adversely affect any participant to whom a Stock Retainer has been issued.

     8. Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

     9.   Effective Date.

     (a) This Plan shaft be effective as of June 11, 1997 (the "effective Date"), when the Plan was approved by the Board of Directors.

     (b) This Plan shall terminate on June 1, 2002 (unless sooner terminated by the Board of Directors).